UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Schedule 14A Information (Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

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☐          Preliminary Proxy Statement

☐          Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒          Definitive Proxy Statement

☐          Definitive Additional Materials

☐          Soliciting Material Pursuant to Rule § 240.14a-12

IMMERSION CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 17, 2012

TO THE STOCKHOLDERS OF IMMERSION CORPORATION

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Immersion Corporation, which will be held at the Techmart Network Meeting Center, 5201 Great America Parkway, Santa Clara, California 95054, on June 1, 2012, at 9:30 a.m. California time.

At the Annual Meeting, stockholders will be asked to vote on each of the two proposals set forth in the Notice of Annual Meeting of Stockholders and the Proxy Statement, which describe the formal business to be conducted at the Annual Meeting and follow this letter.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE, IF PERMITTED BY THE BROKER OR OTHER NOMINEE THAT HOLDS YOUR SHARES. IF YOU RECEIVE A PAPER COPY OF THE PROXY MATERIALS, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Voting electronically, by telephone, or by returning your proxy card in advance of the Annual Meeting does not deprive you of your right to attend the Annual Meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support for and interest in the affairs of our company. We look forward to seeing you at the Annual Meeting.

Sincerely,

JACK SALTICH

Chairman of the Board

IMMERSION CORPORATION

30 Rio Robles

San Jose, California 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 1, 2012

The Annual Meeting of Stockholders (the “Annual Meeting”) of Immersion Corporation will be held at the Techmart Network Meeting Center, 5201 Great America Parkway, Santa Clara, California 95054, on June 1, 2012, at 9:30 a.m. California time for the following purposes:

1. To elect two (2) Class I directors to hold office for a three-year term and until their successors are elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The proxy statement more fully describes these proposals.

Only stockholders of record at the close of business on April 4, 2012 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.

On or about April 17, 2012, we will mail a Notice of Internet Availability of Proxy Materials to stockholders, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our Annual Report. The Notice also contains instructions on how to request a paper copy of the proxy statement.

The vote of each eligible stockholder is important. Please vote as soon as possible to ensure that your vote is recorded promptly even if you plan to attend the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

JACK SALTICH

Chairman of the Board

San Jose, California

April 17, 2012

IMMERSION CORPORATION

2012 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

IMMERSION CORPORATION

30 Rio Robles

San Jose, California 95134

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 1, 2012

We are providing you with these proxy materials in connection with the solicitation by the board of directors of Immersion Corporation, of proxies to be used at our 2012 Annual Meeting of Stockholders. The Annual Meeting will be held at the Techmart Network Meeting Center, 5201 Great America Parkway, Santa Clara, California 95054 on June 1, 2012 at 9:30 a.m. California time. This proxy statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used herein, “we,” “us,” “our,” “Immersion” or the “Company” refers to Immersion Corporation, a Delaware corporation.

A Notice of Internet Availability of Proxy Materials, this proxy statement, any accompanying proxy card or voting instruction form, and our 2011 Annual Report to Stockholders will be made available to our stockholders on or about April 17, 2012.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

•	Proposal 1: To elect two (2) Class I directors to hold office for a three-year term and until their successors are elected and qualified;

•	Proposal 2: To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	Proposal 3: To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

How does the board recommend that I vote?

The board recommends that you vote:

•	FOR the election of the two (2) Class I directors nominated by our board and named in this proxy statement;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on April 4, 2012, or the Record Date, may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held as of the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record. You are a stockholder of record if at the close of business on the Record Date your shares were registered directly in your name with Computershare Trust, our transfer agent.

Beneficial Owner. You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to one of the proposals, but not all. Please see “What if I do not specify how my shares are to be voted?” for additional information.

Do I have to do anything in advance if I plan to attend the Annual Meeting in person?

You must bring with you a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport to gain entry to the Annual Meeting. If you are a beneficial owner of our common stock, you must also bring with you to the Annual Meeting a legal proxy from the organization that holds your shares or a brokerage statement showing your ownership of shares as of the close of business on the Record Date. If you are a representative of an institutional stockholder, you must also bring a legal proxy or other proof that you are a representative of a firm that held shares as of the close of business on the Record Date and that you are authorized to vote on behalf of the institution.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we are making this proxy statement available to our stockholders electronically via the Internet. On or about April 17, 2012, we will mail the Notice of Internet Availability of Proxy Materials to stockholders of our common stock as of the close of business on the Record Date, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our Annual Report. The Notice also contains instructions on how to request a paper copy of the proxy statement. We believe that this process will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of printing and distributing our proxy materials.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote. For additional information please see “How do I vote and what are the voting deadlines?”

How do I vote and what are the voting deadlines?

Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares.

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By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than May 31, 2012 to be voted at the Annual Meeting.

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By telephone or over the Internet. You may vote your shares by telephone or via the Internet by following the instructions provided in the Notice. If you vote by telephone or via the Internet, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted by telephone or through the Internet must be received by 11:59 p.m. Eastern Time on May 31, 2012.

Beneficial Owners. If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability of Proxy Materials or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares.

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke your vote at any time before the final vote at the Annual Meeting by:

•	Signing and returning a new proxy card with a later date;
•	Submitting a later-dated vote by telephone or via the Internet since only your latest Internet or telephone proxy received by 11:59 p.m. Eastern Time on May 31, 2012 will be counted;
•	Attending the Annual Meeting in person and voting again; or
•	Delivering a written revocation to our Corporate Secretary at Immersion Corporation, 30 Rio Robles, San Jose, California 95134, before the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow their instructions for changing your vote.

What will happen if I do not vote my shares?

Stockholders of Record. If you are the stockholder of record of your shares and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial Owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the Nasdaq Stock Market Rules, your broker or nominee does not have discretion to vote your shares on non-routine matters. However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2.

What if I do not specify how my shares are to be voted?

Stockholders of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	FOR the election of two Class I directors nominated by our board and named in this proxy statement (Proposal 1);
•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal 2); and
•	In the discretion of the named proxies regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners. If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine whether it has the discretionary authority to vote on the particular matter. Under the Nasdaq Stock Market Rules, brokers and other nominees only have the discretion to vote on routine matters such as Proposal 2. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal 2 and any other routine matters properly presented for a vote at the Annual Meeting.

What constitutes a quorum, and why is a quorum required?

We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when the holders of at least a majority of all of the shares entitled to vote as of the close of business on the Record Date at the Annual Meeting are present, either in person or by proxy. As of the close of business on the Record Date, we had 28,259,536 shares of common stock outstanding and entitled to vote at the Annual Meeting, meaning that the holders of 28,259,536 shares of common stock must be present in person or by proxy to have a quorum.

Your shares will be counted towards the quorum if you submit a proxy or vote at the Annual Meeting. Abstentions and broker non-votes will also count towards the quorum requirement. If there is not a quorum, holders of a majority of the shares entitled to vote and present at the Annual Meeting may adjourn the meeting to a later date.

What is the effect of a broker non-vote?

Brokers or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 1) or the approval of a majority of the votes cast (Proposal 2).

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 – Election of two Class I directors	Plurality of Votes Cast	No
Proposal 2 – Ratification of auditors for year ended December 31, 2012	Majority of Votes Cast	Yes

With respect to Proposal 1, you may vote FOR the nominees, WITHHOLD your vote as to the nominees, or vote FOR one or two nominees and WITHHOLD your vote for the others. The two nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than two directors and you may not cumulate votes in the election of directors.

With respect to Proposal 2, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 2, the abstention will have no effect on the outcome of the vote.

Who will count the votes?

Computershare has been engaged as our independent agent to receive and tabulate stockholder votes. Computershare will separately tabulate FOR, AGAINST and WITHHOLD votes, abstentions, and broker non-votes.

What happens if the Annual Meeting is adjourned or postponed?

Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Who is paying for the costs of this proxy solicitation?

We will bear the expense of soliciting proxies. Proxies may also be solicited in person, by telephone or electronically by our personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and the Annual Report will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

CORPORATE GOVERNANCE

Board of Directors

Board Structure

Mr. Viegas serves as our Chief Executive Officer and interim Chief Financial Officer, and Mr. Saltich serves as the Chairman of our board. Our board has determined that having an independent director serve as Chairman of our board is in our best interests and those of our stockholders. In addition to presiding over our board, Mr. Saltich, a non-executive director, also presides over meetings of the stockholders and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our board. This board structure enhances the independence of our board from our management by ensuring a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for our board. In addition, separating these roles allows Mr. Viegas to focus his efforts on running our business and managing our day-to-day operations, while allowing our board to benefit from Mr. Saltich’s extensive experience in leadership roles at a number of public companies and his knowledge and expertise in semiconductors and display systems. Generally, every regular meeting of our board includes a meeting of our independent non-executive directors without management present.

Risk Management

Our board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to Immersion and its stockholders. Consistent with our board leadership structure, our Chief Executive Officer and other members of our executive team are responsible for the day-to-day management of risk, while our board is responsible for ensuring that we have an appropriate culture of risk management and that we set the right “tone at the top,” oversee our aggregate risk profile, and assist management in addressing specific risks.

Our board exercises its oversight responsibility for risk both directly and through its standing committees. Throughout the year, our board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full board is kept informed of each committee’s risk oversight and related activities through regular reports from the committee chairpersons. Strategic, operational and competitive risks also are presented and discussed at our board’s quarterly meetings, and more often as needed. On at least an annual basis, our board conducts a review of our long-term strategic plans and members of our executive team report on our top risks and the steps management has taken or will take to mitigate these risks. On a regular basis between board meetings, our Chief Executive Officer provides updates to the board on the critical issues we face and recent developments in our principal markets.

Our Audit Committee is responsible for reviewing our risk management framework and programs, as well as the framework by which management discusses our risk profile and risk exposures with our full board and its committees. Our Audit Committee meets regularly with our Chief Financial Officer, our independent auditor, our General Counsel, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, key operational risks, and our risk management framework and programs. Other responsibilities include at least annually reviewing the implementation and effectiveness of our compliance and ethics program and our business continuity plan and test results. Our Audit Committee meets regularly in separate executive sessions with the independent auditor, as well as with Audit Committee members only, to facilitate a full and candid discussion of risk and other issues.

Our Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. Our Compensation Committee also is charged with monitoring our incentive and equity-based compensation plans, including employee benefit plans. For additional information regarding the Compensation Committee’s review of compensation-related risk, please see the section of this proxy statement entitled “Executive Compensation – Risk Assessment of Compensation Programs.”

Our Nominating and Corporate Governance Committee oversees risks related to our overall corporate governance, including board and committee composition, board size and structure, director independence, and our corporate governance profile and ratings. Our Nominating and Corporate Governance Committee also is actively engaged in overseeing risks associated with succession planning for our board and management.

Independence of Directors

In accordance with the standards for independence set forth in Nasdaq Marketplace Rule 5605, our board has determined that, except for Mr. Viegas, our Chief Executive Officer, each of the members of our board has no relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director and is otherwise “independent” in accordance with the applicable listing standards of the Nasdaq Stock Market as currently in effect.

Nomination of Directors

Criteria for Nomination to our Board

Our Nominating and Corporate Governance Committee evaluates all directors whose terms will expire at the next annual meeting of stockholders and are willing to continue in service in order to determine whether to recommend to the board such directors for election at the Annual Meeting. Our Nominating and Corporate Governance Committee considers the following factors in any such evaluation:

•	the appropriate size of the board and its committees;

•	the perceived needs of the board for particular skills, background, and business experience;

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the relevant skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

Our Nominating and Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. Our Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, our board and our Nominating and Corporate Governance Committee believe that it is essential that our board members represent diverse viewpoints. Our Nominating and Corporate Governance Committee’s goal is to assemble a board that brings us a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all board and committee responsibilities. Board members are expected to prepare for, attend, and participate in all board and applicable committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, in the best interests of us and our stockholders. Our Nominating and Corporate Governance Committee believes that to comply with The Nasdaq Stock Market and SEC rules, at least one member of our board meets the criteria for an “audit committee financial expert,” and at least a majority of the members of our board meet the definition of “independent” director. Our Nominating and Corporate Governance Committee also believes it is appropriate for one or more key members of management to participate as members of our board.

Our Nominating and Corporate Governance Committee will consider the criteria and policies set forth above in determining if our board requires additional candidates for director. Our Nominating and Corporate Governance Committee will consider candidates for directors proposed by our directors or management, may poll directors and management for suggestions, or conduct research to identify possible candidates, and may engage, if our Nominating and Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates. All such candidates will be evaluated against the criteria and pursuant to the policies and procedures set forth above. All director nominees, including incumbents, must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees at the discretion of our Nominating and Corporate Governance Committee.

Our board may perform the duties delegated to our Nominating and Corporate Governance Committee.

Stockholder Proposed Nominees

Our Nominating and Corporate Governance Committee will also evaluate any recommendation for director nominee proposed by a stockholder, provided that such recommendation is sent in writing to the Corporate Secretary at 30 Rio Robles, San Jose, California 95134 at least 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with our prior year’s annual meeting of stockholders. However, if we increase the number of directors to be elected at our 2013 annual meeting and there is no public announcement by us naming the nominees for additional directorships by December 8, 2012, we must receive standing nominations no later than the close of business on the tenth (10th) day following the day on which such public announcement is made. The recommendation must also contain the following information:

•	the candidate’s name, age, contact information, and present principal occupation or employment; and

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a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, for the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

Each such submission from a stockholder shall also set forth: (a) the name and address of the stockholder who intends to make the nomination, of the beneficial owner, if any, on whose behalf the nomination is being made and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of our stock entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated or intended to be nominated by the board; and (e) the consent of each nominee to serve as our director if so elected.

Our Nominating and Corporate Governance Committee will evaluate any candidates recommended by our stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of all other proposed candidates, including incumbents, and will select the nominees that in our Nominating and Corporate Governance Committee’s judgment best suit the needs of the board at that time. However, if the Nominating and Corporate Governance Committee determines that a recommendation does not satisfy the above-described requirements, the Nominating and Corporate Governance Committee will not consider such recommendation.

For additional information about the stockholder nominee submission process, please see our Bylaws, which are available on the SEC’s website at www.sec.gov.

Board and Committee Self-Evaluations

Our board and each of the Audit, Compensation and Nominating and Corporate Governance Committees conducts an annual self-evaluation, which includes a qualitative assessment by each director of the performance of our board and the committee or committees on which the director sits. Our board also conducts an annual evaluation of its Chairman. Our Nominating and Corporate Governance Committee oversees the evaluation processes and reports the results to the committees and full board following the completion of such evaluations.

Code of Business Conduct and Ethics

Our board has adopted a Code of Business Conduct and Ethics that outlines the principles of legal and ethical business conduct. The code, which is applicable to all of our directors, employees, and officers, is available on our website at http://ir.immersion.com/governance.cfm. Any substantive amendment or waiver of this code may be made only by our board upon a recommendation of the Audit Committee and will be disclosed on our website.

Communications by Stockholders with Directors

Stockholders may communicate with any and all directors by transmitting correspondence by mail, facsimile, or e-mail, addressed as follows: Board or individual director, c/o Corporate Secretary, 30 Rio Robles, San Jose, California 95134; Fax: (408) 350-8761; E-mail Address: corporate.secretary@immersion.com. Our Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by our Corporate Secretary. Our board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable. The acceptance and forwarding of a communication to any director does not imply that the director owes or assumes any fiduciary duty to the person submitting the communication, all such duties being only as prescribed by applicable law.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Structure of the Board

Pursuant to our current Certificate of Incorporation, our board is divided into three classes – Class I, II, and III directors. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of stockholders. Each director holds office until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal. In accordance with our Certificate of Incorporation, the Class I directors are to be elected at the 2012 Annual Meeting, the Class II director is to be elected at the annual meeting in 2013, and the Class III directors are to be elected at the annual meeting in 2014.

The information below sets forth the current members of the board, of whom, Mr. Saltich and Mr. Viegas are each nominated to serve as director until the 2015 annual meeting of stockholders. There are no family relationships between any of the nominees, directors, or any of our executive officers.

Name	Age	Class of Director	Principal Occupation	Director Since
Anne DeGheest	57	I	Founder and Principal, MedStars	2007
Jack Saltich	68	I	Board member of Atmel Corporation, Leadis Technology, Inc., and PlasmaSi	2002
Victor Viegas	55	I	Chief Executive Officer and Interim Chief Financial Officer, Immersion Corporation	2002
David Sugishita	64	II	Board member of Atmel Corporation	2010
Carl Schlachte	48	III	Chairman, President and CEO of Ventiva, Inc.	2011
John Fichthorn	39	III	Co-founder of Dialectic Capital Management, LLC	2011

Directors Serving for a Term Expiring at the 2012 Annual Meeting of Stockholders (Class I Directors):

Anne DeGheest

Ms. DeGheest joined our board on March 1, 2007. Ms. DeGheest has served since August 1986 as founder and principal of MedStars, an investment and executive management firm specializing in starting and developing new life sciences companies with innovative products and services, which have included Pyxis, Aspect Medical Systems, Visicu, Thermage, and Pixel Optics. She also is the founder and managing director of HealthTech Capital, an investment group focused on healthcare companies using mobility and other IT based technology. From March through November 1998, she was an entrepreneur in residence at Institutional Venture Partners, a venture capital firm. From November 1998 to September 2002, Ms. DeGheest founded and served as president and chief executive officer of medpool.com, Inc., an e-commerce hospital procurement company. Previously, she was vice president of marketing at OmniCell Technologies, a leader in automated point-of-use management systems for medical supplies, and marketing director for Nellcor, a manufacturer of pulse oximetry and critical care solutions. Ms. DeGheest also held a sales and marketing management position in Raychem’s Computer and Telecommunication Division. She has a master’s degree in general engineering and business from the University of Brussels, Belgium, and an MBA from Harvard University.

Ms. DeGheest has extensive experience with medical simulation and medical devices with over 30 years of experience working in the medical industry and advising medical companies and, therefore, brings to our board a robust number of contacts in the medical industry and in depth knowledge of regulatory processes applicable to medical devices. Ms. DeGheest is not standing for re-election at the Annual Meeting.

Jack Saltich

Mr. Saltich has served as Chairman of the board since February 2009 and as a member of the board since January 2002. Mr. Saltich also served as Lead Independent Director from October 2007 to February 2009. He was the Chairman and interim Chief Executive Officer of Vitex Systems, Inc., a private technology company that develops transparent ultra-thin barrier films for use in the manufacture of next-generation flat panel displays, from January 2006 to April 2011. From July 1999 to August 2005, Mr. Saltich served as the President, Chief Executive Officer and a Director of Three-Five Systems, Inc., a manufacturer of display systems and provider of electronic manufacturing services. Three-Five Systems, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code on September 8, 2005. From 1993 to 1999, Mr. Saltich served as a Vice President of Advanced Micro Devices, where his last position was General Manager of AMD’s European Microelectronics Center in Dresden, Germany. From 1991 to 1993, Mr. Saltich served as Executive Vice President for Applied Micro Circuits Company, a company servicing the high speed telecommunications market. From 1988 to 1991, he was Vice President at VLSI Technology, a semiconductor company. From 1971 to 1988, Mr. Saltich served in a number of capacities with Motorola, Inc. Mr. Saltich currently serves as a member of the boards of directors of Leadis Technology, Inc. and Atmel Corporation. Mr. Saltich also serves on the board of directors of PlasmaSi, a private company, and on the Manufacturing Advisory Board for Cypress Semiconductor Corporation. Mr. Saltich previously served on the board of directors of InPlay Technologies, Inc. from 2007 to 2008, Ramtron International Corporation from 2005 to 2011 and Vitex Systems from 2006 to 2011. Mr. Saltich received both a B.S. and an M.S. in electrical engineering from the University of Illinois.

Mr. Saltich brings to our board over 18 years of experience with semiconductor companies and companies specializing in display systems. Additionally, Mr. Saltich’s executive level experience at Three-Five Systems, a display company, and his experience with AMD and other semiconductor companies as well as his many years of service on public company boards and committees provides an invaluable contribution to our board.

Victor Viegas

Mr. Viegas was named our Chief Executive Officer in April 2010, and our Interim Chief Financial Officer in December 2011. He served as our Interim Chief Executive Officer since October 2009 and as a member of the board since October 2002. Mr. Viegas was our Chief Executive Officer from October 2002 through April 2008, and President from February 2002 through April 2008. Mr. Viegas was also Chairman of our board from October 2007 to February 2009. Mr. Viegas also served as Chief Financial Officer until February 2005, having joined us in August 1999 as Chief Financial Officer, Vice President, Finance. From June 1996 to August 1999, he served as Vice President, Finance and Administration and Chief Financial Officer of Macrovision Corporation, a developer and licensor of video and software copy protection technologies. From October 1986 to June 1996, he served as Vice President of Finance and Chief Financial Officer of Balco Incorporated, a manufacturer of advanced automotive service equipment. He holds a B.S. in Accounting and an M.B.A. from Santa Clara University. Mr. Viegas is also a Certified Public Accountant in the State of California, on inactive status.

Mr. Viegas brings to our board more than fifteen years of intellectual property and licensing experience and comprehensive knowledge of our company and its operations. He has had the benefit of viewing us from many perspectives, including as the former Chief Financial Officer, as the Chief Executive Officer and as a board member. He led us through our litigation with Sony and Microsoft, through the conclusion of the financial investigation and restatement and the transition away from a medical products business to a licensing model. Mr. Viegas is responsible for managing all facets of our businesses, a role that provides him with critical insight into our operations and the challenges and opportunities we face and, thus, he is a key contributor to our board’s oversight of risk, strategic and financial planning and other critical management functions.

Director Serving for a Term Expiring at the 2013 Annual Meeting of Stockholders (Class II Director):

David Sugishita

Mr. Sugishita joined our board in June 2010. Mr. Sugishita has served as the non-executive Chairman of the board of directors of Atmel Corporation since August 2006 and as a director of Atmel since February 2004. In addition, Mr. Sugishita is Chairman of the Audit Committee of Atmel. Mr. Sugishita previously served on the board of directors of Micro Component Technology, Inc. from 1994 to 2009, Ditech Networks, Inc., from 2003 to January 2012 and Magma Design Automation from 2010 to 2011. Since 2000, Mr. Sugishita has taken various short-term assignments including Executive Vice President of Special Projects at Peregrine Systems from December 2003 to July 2004 and Executive Vice President/Chief Financial Officer at SONICblue, Inc. from January 2002 to April 2002. Prior to 2000, Mr. Sugishita held various senior financial management positions at Synopsys (Senior Vice President/Chief Financial Officer) from 1997 to 2000; Actel (Senior Vice President/Chief Financial Officer) from 1995 to 1997; Micro Component Technology (Senior Vice President/Chief Financial Officer) from 1994 to 1995; Applied Materials (Vice President/Corporate Controller) from 1991 to 1994; and National Semiconductor (Vice President/Finance) from 1978 to 1991. Mr. Sugishita holds a B.S. degree in business administration from San Jose State University and an M.B.A. from Santa Clara University.

Mr. Sugishita brings to the board over two decades of experience as a financial executive officer and member of the boards of directors of public high technology companies, specifically in the semiconductor industry, which is an important vertical market for our company. Additionally, Mr. Sugishita brings many years of service on public company boards, including as Chairman, and service on audit and nomination and corporate governance committees. Mr. Sugishita’s experience is invaluable in helping us to continue to provide strong financial oversight at the board level.

Directors Serving for a Term Expiring at the 2014 Annual Meeting of Stockholders (Class III Directors):

Carl Schlachte

Carl Schlachte is Chairman, President and CEO of Ventiva, Inc., which designs and develops thermal management technologies for consumer applications in mobile computing, power electronics and LED lighting. He is also a director at Peregrine Semiconductor, a global provider of RF semiconductor solutions. From 2004 to 2009, Mr. Schlachte was President and CEO of ARC International, a leading provider of multimedia solutions to semiconductor companies worldwide. He has more than 25 years of experience in the semiconductor industry, including CEO roles at global fabless semiconductor and IP companies and executive positions at Motorola and ARM Holdings plc. Mr. Schlachte received a B.S. from Clemson University.

Mr. Schlachte’s extensive IP and licensing experience in mobile and semiconductor markets make him an ideal candidate for our board. Mr. Schlachte’s contributions to us have proven invaluable in helping us to pursue our new licensing model. Pursuant to an agreement between us and Dialectic Capital Management and its affiliates, Mr. Schlachte was nominated and subsequently elected as a Class III director.

John Fichthorn

John Fichthorn is a co-founder of Dialectic Capital Management, LLC, an investment management firm, and has been a portfolio manager of the firm since 2003. He served as a director of California Micro Devices from September 2009 until the company’s sale in February 2010. From 2000 to 2003, he was employed by Maverick Capital, most recently as Managing Director of the technology group. From 1999 to 2000, he was an analyst at Alliance Capital working across multiple hedge fund products and as a member of the technology team. From 1997 to 1999, he was an analyst at Quilcap Corporation, a short-biased hedge fund where he covered all sectors, with a focus on technology. From 1985 to 1997, John worked at Ganek & Orwicz Partners where his responsibilities included small cap research, international closed-end fund arbitrage and operations. After graduating from college, he briefly worked at Aviation Week and Space Technology. Mr. Fichthorn holds a B.A. in Astronomy from the University of North Carolina at Chapel Hill. Mr. Fichthorn graduated from Deerfield Academy in 1991.

As of March 31, 2012, Dialectic Capital Management through its affiliates owns approximately 8.26% of our common stock. Pursuant to an agreement between us and Dialectic Capital Management and its affiliates, Mr. Fichthorn was nominated and subsequently elected as a Class III director. Mr. Fichthorn’s position as a major stockholder provides our board with valuable perspective in making critical decisions for us.

Attendance at Board, Committee and Annual Stockholder Meetings

Our board and its committees meet throughout the year on a set schedule, hold special meetings as needed, and act by written consent from time to time. The board met eleven times during fiscal year 2011. Each director attended at least 75% of the meetings of the board and of any committees of the board on which he or she serves. The total number of meetings held by each committee is set forth below under “Committees of the Board”.

We make every effort to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors, taking into account the directors’ schedules. All directors are encouraged to attend the annual meeting of stockholders. Four directors attended our 2011 annual meeting of stockholders.

Executive Sessions of the Board

The non-executive members of our board and all committees of our board meet in executive session without management present at each regularly scheduled in-person board and committee meeting.

Committees of the Board

The board has a separately-designated standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

The board has also adopted a written charter for each of the board committees. Each charter is available on our website at http://ir.immersion.com/governance.cfm

In each case, our board has delegated the responsibilities set forth below to the respective committee; however, our board may from time to time, perform the duties itself.

The table below provides current membership (M) and chairmanship (C) information for each standing committee.

Name	Audit	Compensation	Nominating and Corporate Governance
Anne DeGheest		M	C
John Fichthorn	M
Jack Saltich		C	M
Carl Schlachte	M		M
David Sugishita	C	M

Audit Committee and Audit Committee Financial Expert

Members:	David Sugishita (Chairman) John Fichthorn Carl Schlachte
Number of Meetings in Fiscal Year 2011:	Eight
Independence:

Our board has determined that each member of the Audit Committee meets the independence criteria set forth in the applicable rules of The Nasdaq Stock Market and the SEC for Audit Committee membership.

Financial Expert:

Our board has determined that all members of the Audit Committee possess the level of financial literacy required by applicable Nasdaq Stock Market and SEC rules and that in accordance with section 407 of the Sarbanes-Oxley Act of 2002, at least one member of the Audit Committee, Mr. Sugishita, is an “audit committee financial expert,” as defined in the rules of the SEC.

Responsibilities:

Our Audit Committee provides assistance to our board in various matters, including fulfilling its responsibilities with respect to the following:

•  retaining our independent registered public accounting firm;

•  reviewing the scope of audit and pre-approving permissible non-audit services by our independent registered public accounting firm;

•  reviewing the accounting principles and auditing practices and procedures to be used for our financial statements;

•  reviewing the results of the audits of our financial statements; and

•  reviewing related party transactions.

Compensation Committee

Members:	Jack Saltich (Chairman) Anne DeGheest David Sugishita
Number of Meetings in Fiscal Year 2011:	Six
Independence:	Our board has determined that each member of the Compensation Committee meets the criteria for independent board members set forth in the applicable Nasdaq Stock Market rules.
Responsibilities:

Our Compensation Committee provides assistance to our board in various matters, including with respect to the following:

•  overseeing our general compensation structure, policies and programs, and assessing whether our compensation structure establishes appropriate incentives for management and employees and properly aligning executive compensation with stockholder interests and business performance;

•  making recommendations to the board with respect to and administration of our equity-based compensation plans, including our equity incentive plans and employee stock purchase plan;

•  reviewing and approving compensation packages for our executive officers;

•  reviewing and approving employment and retention agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; and

•  reviewing the compensation of directors for service on the board and its committees and recommending changes in compensation to the board.

Other than the delegation to the Chief Executive Officer of the authority to grant awards under certain equity plans pursuant to guidelines set by the board, our Compensation Committee has not delegated any of its duties under its charter. The Compensation Committee may, however, from time to time, delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee.

Nominating and Corporate Governance Committee

Members:	Anne DeGheest (Chairperson) Jack Saltich Carl Schlachte
Number of Meetings in Fiscal Year 2011:	Two
Independence:	Our board has determined that each member of the Nominating and Corporate Governance Committee meets the criteria for independent board members set forth in the applicable Nasdaq Stock Market rules.
Responsibilities:

Our Nominating and Corporate Governance Committee provides assistance to our board in various matters, including fulfilling its responsibilities with respect to the following:

•  identifying, evaluating and recommending candidates for board positions to our board and recommending to our board policies on board and committee composition and criteria for board membership;

•  recommending to our board, and reviewing on a periodic basis, our succession plan, including policies and principles for selection and succession of the Chief Executive Officer in the event of an emergency or the resignation or retirement of our Chief Executive Officer;

•  periodically reviewing policies and the compliance of senior executives with respect to these policies;

•  reviewing our compliance with corporate governance listing requirements of The Nasdaq Stock Market; and

•  assisting our board in developing criteria for the annual evaluation of our Chief Executive Officer, director and committee performance.

Director Compensation

The following table sets forth information concerning the compensation earned during 2011 by each person who served as a director during the year ended December 31, 2011:

Name (1)	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3) (4) ($)	Option Awards (3) (5) ($)	Total ($)
Anne DeGheest	$29,333	$39,660	$38,703	$107,696
John Fichthorn (6)	16,333	-	202,916	219,249
John Hodgman (7)	15,000	39,660	38,703	93,363
Emily Liggett (7)	11,667	39,660	38,703	90,030
Jack Saltich	53,333	39,660	38,703	131,696
Carl Schlachte	17,500	-	202,916	220,416
David Sugishita	38,000	39,660	38,703	116,363

(1)	In 2011, Mr. Viegas was our only employee director, and he did not receive any additional compensation for his services as a member of our board while he was an employee.
(2)

Consists of meeting fees for service as a member of our board. Fees earned by directors vary depending on the number of committees on which the director served and whether the director was Chairman of our board or certain committees. See “Cash Compensation” below for more information.

(3)

Represents the grant date fair value of each stock option or restricted stock award, as applicable, granted in 2011 in accordance with Financial Accounting Standard Board’s Accounting Standards Codification Topic 718, or FASB ASC Topic 718, disregarding for this purposes the estimate of forfeitures related to service-based vesting conditions. For a discussion of assumptions used to calculate the FASB ASC Topic 718 grant date fair value, refer to Note 10 (Stock-based Compensation) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. See “Stock Options” below for more information.

(4)	For each member of our board who was not an employee at the time of grant, below is the aggregate number of restricted stock awards granted in 2011 and outstanding on December 31, 2011.

Name (1)	Awards Granted in 2011 (#)	Awards Outstanding at December 31, 2011 (#)
Anne DeGheest	6,000	6,000
John Hodgman (7)	6,000	-
Emily Liggett (7)	6,000	-
Jack Saltich	6,000	6,000
David Sugishita	6,000	6,000

(5)	For each member of our board who was not an employee at the time of grant, below is the aggregate number of shares subject to options granted in 2011 and outstanding on December 31, 2011.

Name (1)	Option Awards Granted in 2011 (#)	Option Awards Outstanding at December 31, 2011 (#)
Anne DeGheest	10,000	77,000
John Fichthorn	40,000	40,000
John Hodgman (7)	10,000	89,500
Emily Liggett (7)	10,000	64,501
Jack Saltich	10,000	87,000
Carl Schlachte	40,000	40,000
David Sugishita	10,000	50,000

(6)

Pursuant to an agreement with the Dialectic Group, we paid Dialectic $100,000 for its reasonable, documented out of pocket fees and expenses incurred in connection with matters related to our 2010 annual meeting and the negotiation and execution of the agreement. Mr. Fichthorn agreed not to accept any cash compensation as a member of the board until the amount of forgone compensation equals $100,000. As a result, the $16,333 amount set forth above in the column titled “Fees Earned or Paid in Cash” was applied to such $100,000 and was not paid in cash to Mr. Fichthorn.

(7)

Mr. Hodgman and Ms. Liggett did not stand for re-election at our 2011 annual stockholder meeting. The board accelerated 1/4th of the vesting of Mr. Hodgman and Ms. Liggett’s awards granted in 2011 and extended Mr. Hodgman and Ms. Liggett’s post-termination exercise period for their options to purchase common stock to twelve months. For a more complete discussion of Mr. Hodgman and Ms. Liggett’s compensation, see “Stock Options” below.

Cash Compensation

In 2011, non-employee directors each received retainer fees of $25,000 per year, typically paid in quarterly installments on the date of each quarterly board meeting. In addition, the Chairman of our board received an additional retainer fee of $20,000 per year. The Chairman of our Audit Committee received a $10,000 annual committee fee, the Chairman of our Compensation Committee received an $8,000 annual committee fee, and the Chairperson of our Nominating and Corporate Governance Committee received a $3,000 annual committee fee. Members of our Audit and Compensation Committees each received $3,000 annual committee fees and members of our Nominating and Corporate Governance Committee each received $2,000 annual committee fees. These annual committee fees are typically paid quarterly on the date of the quarterly board meetings. Directors are entitled to reimbursement of reasonable travel expenses they incur in connection with attending board and committee meetings.

Stock Options

Non-employee directors are granted an option to purchase 40,000 shares of common stock on the date the director joins the board. This initial option, like those received by other individuals newly-joining us, is granted with an effective date of the tenth business day of the month following the month the director joins the board; the exercise price per share for such option equals the closing price per share on The Nasdaq Global Market on such effective date. Subject to continued service, such option vests as to 1/4 of the grant on the first anniversary of the date of grant and 1/48th monthly thereafter. In 2010, following a review with its independent compensation consultant Compensia, our Compensation Committee set the annual grants to non-employee directors at 6,000 shares of restricted stock and options to purchase 10,000 shares. Subject to continued service, 100% of the options and restricted stock vest on the first anniversary of their grant date. Options granted to non-employee directors accelerate in full and become completely vested upon a change of control. For options that would otherwise be granted prior to our release of results of operations, the effective date of such option grants is the second business day after our earnings release and the exercise price per share equals the closing price per share on The Nasdaq Global Market on the effective date of the option grants. Each option granted after June 3, 2011 will have a maximum term of seven years, subject to earlier termination should the optionee cease to serve as a member of the board. All options granted prior to June 3, 2011 have a maximum term of ten years, subject to earlier termination should the optionee cease to serve as a member of the board.

On June 3, 2011, our board accelerated the vesting of 2,500 shares subject to options and 1,500 shares of restricted stock held by each of Mr. Hodgman and Ms. Liggett and extended the post termination exercise period on all of their outstanding options until June 3, 2012.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board’s nominees for election as Class I directors are Jack Saltich and Victor Viegas. For information regarding each nominee, see “Board of Directors and Committees of the Board” above. Shares represented by all proxies received by the board and not so marked as to withhold authority to vote for Mr. Saltich and Mr. Viegas (by writing Mr. Saltich and Mr. Viegas’ names where indicated on the proxy) will be voted (unless Mr. Saltich and Mr. Viegas are unable or unwilling to serve) FOR the election of Mr. Saltich and Mr. Viegas. The board knows of no reason why Mr. Saltich and Mr. Viegas would be unable or unwilling to serve.

Vote Required

If a quorum is present and voting, the nominees for Class I director receiving the greatest number of votes will be elected as Class I directors. Any votes withheld and broker non-votes have no effect on the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” THE CLASS I DIRECTOR NOMINEES LISTED HEREIN.

RELATED PERSON TRANSACTIONS

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of any related party transactions. Review of any related party transaction would include reviewing each such transaction for potential conflicts of interests and other improprieties. Except as described in “Director Compensation” above and “Executive Compensation” below, since January 1, 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions, to which we are or were a party, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, or holders of more than 5% of our capital stock, or any of the immediate family members of such persons, had or will have a direct or indirect material interest.

In addition to indemnification provisions in our bylaws, we have entered into agreements to indemnify our directors and executive officers. These agreements provide for indemnification of our directors and executive officers for some types of expenses, including attorney’s fees, judgments, fines, and settlement amounts incurred by persons in any action or proceeding, including any action by us or in our right, arising out of their services as our director or executive officer. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth as of March 31, 2012, certain information with respect to the beneficial ownership of our common stock by (1) each stockholder who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (2) each of our directors and nominees for director, (3) our named executive officers, and (4) all directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (or, as referred to herein, the Exchange Act). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

Beneficial-Owner	Amount and Nature of Beneficial Ownership (1)	Shares Subject to Options and RSUs Included in Beneficial Ownership (2)	Percent of Class (3) (%)
Capital Research Global Investors (4)	2,817,300	-	10.0
Eagle Asset Management, Inc. (5)	2,476,209	-	8.79
Dialectic Capital Management, LLC (6)	2,326,702	-	8.26
Rima Senvest Management, LLC (7)	2,293,456	-	8.15
Black Rock Inc. (8)	1,661,781	-	5.90

Executive Officers, Directors and Nominees for Director
Victor Viegas (9)	733,716	718,639	2.54	*
Shum Mukherjee	-	-	*
Craig Vachon	39,599	-	*
Joe LaValle	53,754	48,934	*
Anne DeGheest (10)	114,750	77,000	*
John Fichthorn (6) (11)	2,329,452	-	8.27
Carl Schlachte	2,750	-	*
Jack Saltich (12)	134,750	87,000	*
David Sugishita	37,916	29,166	*
All executive officers and directors as a group (7 persons) (13)	3,407,088	960,739	11.70

*	Less than 1% of the outstanding shares of common stock.

(1)

Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. To our knowledge, and except as indicated in the footnotes to this table, the entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Immersion Corporation, 30 Rio Robles, San Jose, California 95134.

(2)

Only shares issuable upon the exercise of outstanding options and the vesting of outstanding restricted stock units within 60 days of March 31, 2012 are included for purposes of determining beneficial ownership.

(3)

Calculated on the basis of 28,158,373 shares of common stock outstanding as of March 31, 2012, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 31, 2012 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage of beneficial ownership.

(4)

Based solely on a Schedule 13G/A filed with the SEC on February 9, 2012. Capital Research Global Investors holds the shares on behalf of SMALLCAP World Fund, Inc. The address of Capital Research Global Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(5)	Based solely on Schedule 13G filed with the SEC on January 24, 2012. The address of Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, Florida 33716

(6)

Based solely on Schedule 13D/A Amendment No. 2 filed with the SEC on March 18, 2011, Dialectic Capital Management, LLC, John Fichthorn and Luke Fichthorn have shared voting and dispositive power with respect to the shares, Dialectic Capital Partners, LP has shared voting and dispositive power with respect to 270,042 shares, Dialectic Offshore, Ltd has shared voting and dispositive power as to 195,852 shares, Dialectic Antithesis Partners, LP has shared voting and dispositive power as to 688,538 shares, Dialectic Antithesis Offshore, Ltd has shared voting and dispositive power as to 647,322 shares and Dialectic Offshore L2, Ltd. Has shared voting and dispositive power as to 524,948 shares. The address of these entities and persons is 875 Third Avenue, 15th Floor, New York, New York 10022.

(7)

Based solely on a Schedule 13G/A filed with the SEC on February 14, 2012, Rima Senvest Management, LLC and Richard Marshaal have shared voting and dispositive power with respect to these shares. The address of Rima Senvest Management, LLC and Richard Marshaal is 110 East 55th Street, Suite 1600, New York, New York 10022.

(8)	Based solely on a Schedule 13G/A filed with the SEC on February 13, 2012. The address of Black Rock Inc. is 40 East 52nd Street, New York, New York 10022.

(9)	All of the shares owned by Mr. Viegas are pledged to certain lenders in connection with Mr. Viegas’ personal guarantee of certain real property loans.

(10)	20,000 shares are held in the DeGheest Living Trust dated June 8, 2005.

(11)

Includes 2,326,701 shares for which Dialectic Capital Management, LLC, John Fichthorn and Luke Fichthorn have shared voting and dispositive power and 2,750 Restricted Shares vested March 31, 2012 which John Fichthorn has direct ownership. See footnote (6).

(12)	10,000 shares are held in the Saltich Trust dated December 17, 1991.

(13)

Total includes executive officers and directors as of March 31, 2012. Includes 960,739 shares subject to options that are currently exercisable or will become exercisable within 60 days after March 31, 2012 beneficially owned by executive officers and directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes our fiscal year 2011 compensation program as it relates to the following executive officers, all of whom we refer to collectively as our named executive officers:

•	Chief Executive Officer and Interim Chief Financial Officer, Victor Viegas
•	Former Chief Financial Officer, Shum Mukherjee
•	Former Chief Commercial Officer, Craig Vachon
•	Vice President, Sales, Joseph LaValle

Effective December 31, 2011, Shum Mukherjee resigned as our Chief Financial Officer, at which time Victor Viegas, our Chief Executive Officer, assumed the position of interim Chief Financial Officer. Additionally, effective September 28, 2011, Craig Vachon resigned as our Chief Commercial Officer. As of December 31, 2011 and the date of this proxy statement, our only executive officer, other than our Chief Executive Officer and interim Chief Financial Officer, was and is Joseph LaValle, our Vice President, Sales.

Executive Summary

Our compensation programs are designed to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing stockholder value. In line with our performance philosophy, the total compensation received by our named executive officers will vary based on individual and corporate performance measured against annual performance goals. Our named executive officers’ total compensation is comprised of a mix of base salary, annual incentive compensation and long-term incentive awards.

Our strong financial results for fiscal year 2011 as seen in the year over year comparison are set forth below. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011 for a more detailed description of our fiscal year 2011 financial results.

	Fiscal Year 2011	Fiscal Year 2010	Change %
Total Revenues	$30.6 million	$31.1 million	(2)%
Royalty and Licensing Revenue	$26.9 million	$23.3 million	16%
Net loss	$(1.6) million or $(0.06) per share	$(5.9) million or $(0.21) per share	(73)%
Adjusted EBITDA	$6.0 million	$2.6 million	129%

Our fiscal year 2011 corporate performance was a key factor in the following compensation decisions and outcomes for the 2011 fiscal year:

•

We elected to forego any merit increases in 2011 and instead funded a company-wide bonus program based on individual and corporate performance measured against annual performance goals in order to better align compensation with individual and corporate performance.

•

Revenue and Adjusted EBITDA were the key metrics for executive incentive plans. Performance with respect to each of these metrics was above target and resulted in short-term cash incentive awards between target and maximum for the named executive officers.

•	Long-term incentives make up a significant portion of each of the named executive officer’s compensation and the value of their option awards is directly linked to the performance of our stock.

Compensation Philosophy and Objectives

Our compensation programs are designed to align compensation with our annual and long-term business objectives and performance, enabling us to attract, retain, and reward executive officers and other key employees who contribute to our long-term success and motivate executive officers to enhance long-term stockholder value. We also strive to design programs to position us competitively among the companies against which we recruit and compete for talent. We recognize that compensation programs must be understandable to be effective and that program administration and decision making must be fair and equitable. We also consider the financial obligations created by our compensation programs and design them to be cost effective. To meet these objectives, we target base salary at the 50th percentile, total cash compensation for named executive officers, including base salary and short-term cash incentive awards at the 65th to 75th percentile and total compensation, including total cash compensation and equity at the 75th to 80th percentile of compensation paid to similarly situated executive officers of the companies comprising our compensation peer group. The actual level of total compensation is determined by individual or corporate performance and can differ from the targeted percentiles of our peer group’s compensation depending on key executive officers’ experience, skills, competencies and performance.

The Compensation Committee reviews and recommends to the board for approval all compensation programs (including equity compensation) applicable to our executive officers and directors, our overall strategy for employee compensation, and the specific compensation of our Chief Executive Officer. The Compensation Committee approves the compensation of all other executive officers. The Compensation Committee has the sole authority to select, retain, and terminate special counsel and other experts (including compensation consultants), as the Compensation Committee deems appropriate.

Our Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual and strategic goals, and that aligns executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value. Our Compensation Committee also considers potential risks when reviewing and approving compensation programs and takes steps to prevent incentives that would encourage excessive levels of risk. Our Compensation Committee annually evaluates both the performance and compensation of our executives to ensure that:

•	Compensation levels remain competitive relative to our peer companies;

•	Compensation provided is consistent with the level of performance delivered; and

•	The mix of cash and equity-based incentives provides the proper incentive without encouraging excessive risk taking.

Role of Chief Executive Officer in Compensation Decisions

While the Compensation Committee determines our overall compensation philosophy, our board sets the compensation for our Chief Executive Officer and our Compensation Committee sets the compensation of the other executive officers and works with the Chief Executive Officer, who makes recommendations to our Compensation Committee with respect to both overall guidelines and specific compensation decisions. Our Chief Executive Officer also provides our board and our Compensation Committee with his perspective on the performance of our executive officers as part of the determination of the individual portion payable under the executive incentive plans (as described below) and the annual personnel review as well as a self-assessment of his own performance. Our Chief Executive Officer is not present during any discussions of our Compensation Committee or our board relating to his own compensation. Our Chief Executive Officer recommends to our Compensation Committee specific compensation amounts for executive officers other than himself, and our Compensation Committee considers those recommendations and the information provided by its compensation consultant concerning peer group comparisons and industry trends and makes the ultimate compensation decisions. Our Chief Executive Officer, Vice President of Human Resources, and General Counsel regularly attend our Compensation Committee’s meetings to provide perspectives on the competitive landscape and the needs of the business, information regarding our performance, and technical advice. Members of our Compensation Committee also participate in our board’s annual review of the Chief Executive Officer’s performance and its setting of annual performance goals, in each case led by our independent Chairman of the board. See “Board Structure” above for further details.

Setting Executive Compensation

The Compensation Committee initially engaged Compensia as its independent consultant in July 2008. The selection of Compensia was made without input or influence of management. Under the terms of its agreement with the Compensation Committee, Compensia will not provide any other service to us, unless directed to do so by the Compensation Committee. Compensia has provided no services to us other than its advice to our Compensation Committee on executive and board compensation issues, as described below.

In late 2010, the Compensation Committee engaged Compensia to update our peer group to aid in benchmarking compensation, to conduct an executive total direct compensation analysis, pay for performance assessment, and to review of equity compensation practices and trends. In addition, Compensia provided input to our Compensation Committee on a potential design of a long-term incentive strategy.

The companies comprising the peer group used to aid in benchmarking compensation are:

ActiveIdentity Corporation	Authentec Inc.	CEVA, Inc.
Digimarc Corp.	MOSYS Inc.	DTS Inc.
MIPS Technologies, Inc.	Pixelworks Inc.	MEMSIC, Inc.
Ramtron International Corp.	SRS Labs Inc.	Quicklogic Corp.
Uticom	NVE	Aware

The peer companies were selected by Compensia based on the Compensation Committee’s instructions to select companies that were comparable to us with respect to their revenues (the annual revenues of each peer company were less than $100 million), financial stability (the market capitalization of each peer company was equal to or greater than $25 million), and industry (all of the peer companies were in the intellectual property licensing industry or semiconductor industry).

This peer group will be reviewed annually by our Compensation Committee to ensure that the companies are reasonable from a business and size perspective.

Executive Compensation Components

Our named executive officers’ total compensation includes base salary, an annual incentive cash award, and long-term equity incentive compensation.

Compensation Element	Objectives	Key Features
Base Salaries	To provide a fixed level of cash compensation to reward demonstrated experience, skills and competencies relative to the market value of the job.

Targeted at the 50th percentile of our peer group but varies based on skills, experience and other factors.

Adjustments are considered annually based on individual performance, level of pay relative to market and internal pay equity.

Short-Term Cash Incentive Awards

Rewards annual corporate and individual performance and achievement of strategic goals.

Aligns named executive officers’ interests with those of our stockholders by promoting strong annual results through revenue growth and operating efficiency.

Retains named executive officers by providing market-competitive compensation.

Short-term cash incentive payments are cash awards based on financial targets – Revenue and Adjusted EBITDA – for all named executive officers. A portion of the cash incentive award is also based on individual performance evaluated against individual performance goals. Annual incentive awards can vary from 0% to 216% of the target amount.

Long-Term Incentive Awards (Equity Awards)

Aligns named executive officers’ interests with long-term stockholder interests by linking part of each named executive officers’ compensation to stock price performance.

Provides opportunities for wealth creation and ownership which promotes retention and enables us to attract and motivate our named executive officers.

Retention of named executive officers through multi-year vesting of equity granted and multi-year performance periods.

Targeted at the 75th percentile of our peer group but varies based on skills, experience, available stock pool and other factors.

Utilizes different equity types, including stock options and restricted stock units to balance stockholder interests and retention.

Long-term equity awards generally vest in increments over a three or four year period.

Our executive officers are also eligible to participate in our health and benefits plans, retirement savings plans, and our employee stock purchase plan, which are generally available to all of our employees. Although our Compensation Committee has not established a fixed policy for the allocation between cash and equity compensation or short-term and long-term compensation, our Compensation Committee, as part of its evaluation of the compensation of our executive officers, reviews not only the individual elements of compensation, but also total compensation.

Base Salary

Base salaries are targeted at the 50th percentile of our compensation peer group for comparable skills and experience, but our Compensation Committee allows for flexibility in setting salaries above or below the median amount based on the expertise, performance or proficiency of individual executive officers.

The base salary levels of our named executive officers are typically considered annually as part of our performance review process, as well as upon the hiring of a named executive officer, a named executive officer’s promotion or other change in a named executive officer’s job responsibilities. In determining base salary levels, the Compensation Committee considers:

•	market data of our compensation peer group and broader survey date;

•	an internal review of each named executive officer’s compensation, both individually and relative to other executive officers; and

•	the individual performance of the named executive officer.

We elected to forego any increases to the base salaries of our named executive officers in 2011 from the base salaries they were receiving at the end of 2010, and instead funded a company-wide bonus program based on individual and corporate performance measured against annual performance goals in order to better align compensation with individual and corporate performance. Accordingly, during 2011, Mr. Viegas’ base salary remained at $350,000 and Mr. LaValle’s base salary remained at $200,000. Additionally, during 2011, Mr. Mukherjee’s base salary remained at $275,000 and Mr. Vachon’s base salary remained at $242,190, in each case until the date his employment with us terminated.

Short-Term Cash Incentive Awards

Executive Incentive Plans. The executive incentive plans are cash incentive programs designed to align executive compensation with annual performance and to enable us to attract, retain, and reward individuals who contribute to our success and to motivate such individuals to enhance our value. Our Compensation Committee believes that aggregate incentive payouts should be tightly linked to our performance, with individual compensation differentiated based on individual performance. As a result, funding and payouts under the executive incentive plans are dependent and based on our performance and each individual’s performance. Our Compensation Committee reserves the right to cancel, suspend, amend or revise all or any part of the executive incentive plans for any reason at any time.

Our Compensation Committee, with input from our Chief Executive Officer for all executive officers other than our Chief Executive Officer, establishes (1) performance measures based on business criteria and target levels of performance and (2) a formula for calculating each participant’s award based on actual performance compared to the pre-established performance goals. Performance measures may be based on a wide variety of business metrics.

Based on our Compensation Committee’s review of our named executive officers’ target incentive compensation relative to the market data, our Compensation Committee approved the following incentive compensation structure for our named executive officers for the 2011 fiscal year:

Victor Viegas. Mr. Viegas had a target incentive opportunity under his 2011 executive incentive plan equal to 80% of his base salary of $350,000, which is $280,000, bringing his total targeted cash compensation to $630,000 which falls within the 65th and 75th percentile of our peer group for CEOs.

Mr. Viegas’ 2011 executive incentive plan was based on two independent components. 80% of his bonus is based on the achievement by us of certain corporate financial metrics in 2011 as set forth below, and 20% of his bonus was based on the achievement of individual management objectives. For payment to be made under the objective component of the plan, we must meet the minimum revenue and adjusted EBITDA targets set forth in the matrix below. Mr. Viegas’ fiscal year 2011 management objectives included (1) providing visibility to and substantially increasing design win pipeline; (2) driving application developers to substantially increase availability of applications and content; (3) capitalizing on external resource capabilities such as advisory committees; (4) evolving intellectual property strategy to capture market trends, direct innovation, protect market growth and leadership; and (5) implementing changes to address board feedback. In addition, our board determined the performance weighting factors to be applied to the initial calculation of Mr. Viegas’ two independent components of the bonus, which weighting factors are based on his overall annual performance as determined by our board. Each standard weighting factor is 1.0, but can be increased or decreased by 0.2 at the Compensation Committee’s or board’s discretion, as applicable. If each such weighting factor is increased or decreased from the standard weighting factor of 1.0, then such modified weighting factor is then multiplied by the applicable independently determined component of Mr. Viegas’ incentive plan to determine his total incentive payment.

Joseph LaValle. Mr. LaValle had a target incentive opportunity under his 2011 executive incentive plan equal to 60% of his base salary of $200,000, which is $120,000, bringing his total potential cash compensation, to $320,000 which falls within the lower quartile of our peer group for top sales.

Mr. LaValle’s 2011 executive incentive plan is identical to Mr. Viegas’ as discussed above, with the exception of the percentage breakout between the two independent components (70% of the bonus is based on achievement of our financial metrics and 30% of the bonus is based on achievement of individual management objectives). Mr. LaValle’s management objectives for 2011 included: (1) achieving certain revenue goals; (2) focusing on certain market maker accounts; and (3) continuing to refine forecasting tools.

The GAAP revenue and adjusted EBITDA matrix for the corporate objectives of the 2011 executive incentive plans was as follows:

Revenue / adjusted EBITDA Targets	$26,001,600	$29,251,800	$32,502,000	$35,752,200	$39,002,400
$7,501,200	125.0%	137.5%	150.0%	175.0%	200.0%
6,876,100	100.0	112.5	125.0	150.0	175.0
6,251,000	75.0	87.5	100.0	125.0	150.0
5,625,900	62.5	75.0	87.5	112.5	137.5
5,000,800	50.0	62.5	75.0	100.0	125.0

For purposes of the executive incentive plans, GAAP revenue means revenue recognized by us for the applicable period in accordance with GAAP and as reported in our audited financial statements, and adjusted EBITDA is Earnings before Interest, Taxes, Depreciation and Amortization, with the following exclusions: stock compensation expense, discontinued operations, restatement charges and restructuring charges.

Our performance for 2011 resulted in GAAP revenues of $30.636 million and an Adjusted EBITDA of $6.024 million. Interpolating this result between the revenue levels of $29,251,800 and $32,502,000 and between the $5.6259M and $6.251M adjusted EBITDA levels on the table above resulted in a payout percentage of 88.24% for this measure.

The table below sets forth the minimum, threshold, target, maximum and actual payout amounts under the 2011 executive incentive plans for the participating named executive officers. The actual payout amounts were computed based on the actual performance as outlined above, under our executive incentive plan for fiscal year 2011.

Name	FY2011 Minimum Award	FY2011 Threshold Award	FY2011 Target Award	FY2011 Maximum Award	FY2011 Actual Award
Victor Viegas	$0	$112,000	$280,000	$604,800	$248,089
Joseph LaValle	$0	$42,000	$120,000	$244,800	$106,533

The following table provides a supplemental breakdown of the components that make up the named executive officer’s actual fiscal year 2011 award under our executive incentive plans. The dollar amount of the award, the award as a percentage of the target, and the multiplier are displayed for each component.

Name	Corporate Component	Percentage of Target	Corporate Component Multiplier	Individual Component	Percentage of Target	Individual Component Multiplier	Total 2011 Award
Victor Viegas	$197,689	88.25%	1.0	$50,400	90%	1.0	$248,089
Joseph LaValle	$74,133	88.25%	1.0	$32,400	90%	1.0	$106,533

Victor Viegas. Mr. Viegas earned 88.25% of the corporate component of his bonus, which represented 80% of his target bonus. Our board saw no reason to vary the standard 1.0 multiplier as permitted under the plan. For the individual component, our board rated Mr. Viegas’ performance of his management objectives at 90% as a result of Mr. Viegas’ substantial achievement of certain management objectives, including: (1) providing visibility to and substantially increasing our design win pipeline; (2) driving application developers to substantially increase availability of our applications and content; (3) capitalizing on external resource capabilities such as advisory committees; (4) evolving our intellectual property strategy to capture market trends, direct innovation, protect market growth and leadership; and (5) implementing changes to address board feedback, and applied the standard 1.0 multiplier because Mr. Viegas’ performance met expectations in 2011.

Joseph LaValle. Mr. LaValle earned 88.25% of the corporate component of his bonus, which represented 70% of his award. Our Compensation Committee saw no reason to vary the standard 1.0 multiplier as permitted under the Plan. For the individual component, our Compensation Committee rated Mr. LaValle’s performance of his management objectives at 90% as a result of Mr. LaValle’s substantial achievement of certain management objectives, including: (1) achieving certain revenue goals; (2) focusing on certain market maker accounts; and (3) continuing to refine forecasting tools, and applied the standard 1.0 multiplier because Mr. LaValle’s performance met expectations in 2011.

Although Mr. Mukherjee and Mr. Vachon had 2011 executive incentive plans similar to those of Mr. Viegas and Mr. LaValle, because they terminated employment prior to the end of fiscal 2011, they were not eligible for payment of bonuses under those plans.

Long-Term Equity Incentive Awards

The Compensation Committee approved annual equity awards to our named executive officers in the fiscal year 2011 after considering the target value of equity for each named executive officer, individual and corporate performance generally, and total compensation levels by our executives. Our Compensation Committee considers both executive and corporate performance as well as the actual compensation levels of our compensation peer companies when determining the size of equity awards. Typically, our Compensation Committee targets the 75th percentile of compensation paid to similarly situated executive officers of the companies comprising our compensation peer group for its equity grants to our named executive officers, although other factors also are taken into account including: skills, experience, and available stock pool. Generally, our Compensation Committee awards equity to our named executive officers comprised of 66.67% shares subject to stock options and 33.33% shares subject to restricted stock units. Our Compensation Committee elected this mix because it concluded that doing so represented an appropriate balance between the incentives provided by stock options, which only generate value if the value of the stock appreciates, and by a limited amount of restricted stock units, which provides a benefit by helping to retain key employees.

On September 27, 2011, we entered into a letter agreement (which was subsequently amended) with Mr. LaValle regarding his temporary assignment in Taiwan, which included specified objectives to be accomplished by June 30, 2012, involving focusing on certain market maker accounts and expanding our international activities in China. Upon the successful completion of each objective, we agreed to grant Mr. LaValle an option to purchase 5,000 shares, for an aggregate maximum of up to 25,000 shares if all objectives are completed, with each such option vesting as to 1/4 of the grant on the first anniversary of the date of grant and 1/48th monthly thereafter. In addition, the agreement provided that we would offer the following assistance:

•	all expenses related to obtaining a work permit and visa in Taiwan;
•	all actual expenses for rent, cleaning service, utilities and broadband service, which is approximately $3,500 each month;
•	a one-time payment of $500 (grossed up) to assist with the set-up of Mr. LaValle’s apartment in Taiwan;
•	a monthly allowance of $1000 per month (grossed up) for incidentals, including food and local travel while not on company business;
•	paid roundtrip airfare (economy class) for Mr. LaValle’s spouse to travel to Taiwan up to one time per month during his assignment; and
•	tax preparation assistance by our accounting firm for the tax years in which Mr. Lavalle’s assignment spans.

The following table displays the grant date fair market value of the long term equity awards in total and for each component awarded in the fiscal year 2011.

Name	Options/Restricted Stock Units Granted	Total Combined Value of Equity Awards	Value of Options	Value of Restricted Stock Units
Victor Viegas	43,333/27,867	$351,913	$167,712	$184,201
Shum Mukherjee	13,333/6,667	$95,672	$51,603	$44,069
Craig Vachon	25,000/12,500	$179,383	$96,758	$82,625
Joseph LaValle	16,666/8,334	$119,590	$64,502	$55,088

The value of each award was calculated based on the aggregate grant date fair value computed in accordance with Generally Accepted Accounting Principles.

Severance and Change in Control Payments

We have, from time to time, entered into offer letters or employment agreements that contain certain benefits payable, in certain situations, upon termination or change in control. All such benefits extended to our executive officers are approved by our Compensation Committee in order to be competitive in our hiring and retention of executive officers, in comparison with companies with which we compete for talent. All such agreements with the named executive officers are described in “Potential Payments upon Termination or Change in Control” elsewhere in this Proxy Statement.

We have entered into retention and change in control agreements with our executive officers with the goal of retaining such executive officers during the pendency of a proposed change of control transaction, and in order to align the interests of the executive officers with our stockholders in the event of a change in control. We believe that a proposed or actual change in control transaction can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without the benefits under the change in control agreements, executive officers may be tempted to leave our employment prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. Our Compensation Committee believes that these benefits therefore serve to enhance stockholder value and align the executive officers’ interests with those of our stockholders in change in control transactions. A description of the terms and conditions of such change in control agreements is set forth in “Potential Payments upon Termination or Change in Control” below.

Other Benefits

We provide certain executive officers with perquisites and other personal benefits that our Compensation Committee believes are reasonable and consistent with our overall compensation programs and philosophy. These benefits are provided in order to enable us to attract and retain these executives. Our Compensation Committee periodically reviews the levels of these benefits provided to our executive officers. These benefits include participation in our health and benefits plans, retirement savings plans and our employee stock purchase plan, which are generally available to all of our employees.

Equity Compensation Grant Practices

We do not have any program, plan, or practice to select equity compensation (including stock option) grant dates in coordination with the release of material non-public information, nor do we time the release of information for the purpose of affecting value. For stock options issued pursuant to our 2011 Equity Incentive Plan, employees have seven years from the date of the grant to exercise vested options, assuming they remain an employee of or service provider to Immersion or its subsidiaries and subject to any requirements of local law. For all other stock options, employees have ten years from the date of the grant to exercise vested options, assuming they remain an employee of or service provider to Immersion or its subsidiaries and subject to any requirements of local law.

New Hire Grants. New hire grants of equity compensation are made to eligible employees in connection with the commencement of employment. New hire grants become effective on and are priced as of the tenth business day of the month following the month of hire. These grants generally become fully vested after four years, with 1/4th of the grant vesting on the first anniversary of the date of commencement of employment and 1/48th of the grant vesting monthly thereafter. Grants to individuals of 50,000 shares or less, not to exceed an aggregate of 300,000 shares in any fiscal quarter, are made by the Chief Executive Officer pursuant to the delegation of power by the Compensation Committee. Such grants must be granted on the tenth business day of each month for individuals who were employees as of the last day of the previous month. All other grants are made by our Compensation Committee.

Annual Grants. Annual restricted stock unit grants are awarded at our regularly scheduled board meeting held in February and are made on the second business day after the release of our year-end earnings release. These grants typically vest as to 1/3rd of shares on an annual basis assuming continued service and subject to any requirements of local law.

Compensation Committee Consideration of Our 2011 Say-on-Pay Vote

As required under the Dodd Frank Wall Street Reform and Consumer Protection Act, at our 2011 annual meeting of stockholders, we asked our stockholders to vote, on an advisory basis, on the compensation of our named executive officers as disclosed in our 2011 Proxy Statement. Our 2011 management say-on-pay proposal received the approval of approximately 98% of the votes cast at the 2011 annual meeting. Our Compensation Committee reviewed the final voting results, and, given the significant level of stockholder support, we have not made any changes to our executive compensation policies or decisions as a result of the vote.

At our 2011 annual meeting of stockholders, a plurality of our stockholders voted to hold the advisory vote on the compensation of our named executive officers every three years. Therefore, in accordance with the stockholder vote, our board has decided to submit the next say-on-pay proposal to our stockholders at our 2014 annual meeting of stockholders.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 concerning our equity compensation plans:

Plan Category (1)	Number of Shares to be Issued Upon Exercise of Outstanding Options (a) (#)	Weighted- average Exercise Price of Outstanding Options (b) ($/sh)	Number of Shares to be Issued Upon Settlement of Outstanding Restricted Stock Awards/Units (c) (#)		Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a) and (c) (#)

Equity compensation plans approved by stockholders (2)	2,856,086	$6.79	425,765	(3)	5,367,947	(4)

Equity compensation plans not approved by stockholders (5)	410,752	5.38	-		-

Total	3,266,838		425,765		5,367,947

(1)

The table does not include information for equity compensation plans assumed by us in business combinations. As part of the business combination with Immersion Medical in fiscal 2000, we assumed Immersion Medical’s 1998 stock option plan. A total of 1,000 shares of common stock are reserved for issuance under this plan. The majority of the options outstanding under this plan vest at the rate of 1/4 of the shares on the first anniversary of the date of grant and 1/48 of the shares monthly thereafter. The 1998 Plan provides, in certain instances, for accelerated vesting of the options upon a change of control. All of the options expire 10 years from the date of the grant. The number of shares to be issued upon exercise of outstanding options under plans assumed in business combinations at December 31, 2011 was 1,000 and the weighted average exercise price was $3.81.

(2)	Consists of three plans: the Immersion Corporation 1997 Stock Option Plan, the 2007 Equity Incentive Plan and the 2011 Equity Inventive Plan.

(3)	These restricted stock units and awards have no exercise price.

(4)	Includes 543,109 shares available for future issuance under the Employee Stock Purchase Plan.

(5)

As of December 31, 2011, we had issued and outstanding 410,752 shares of common stock for issuance pursuant to the 2008 Employment Inducement Award Plan. Each option granted pursuant to the 2008 Employment Inducement Award Plan has a 10-year term and vests at the rate of 1/4 of the shares on the first anniversary of the date of grant and 1/48 of the shares monthly thereafter.

Impact of Accounting and Tax Requirements on Compensation

We are limited by Section 162(m) of the Internal Revenue Code of 1986 to a deduction for federal income tax purposes of up to $1,000,000 of compensation paid to our named executive officers in a taxable year. Compensation above $1,000,000 may be deducted if, by meeting certain technical requirements, it can be classified as “performance-based compensation.” The stock options and restricted stock unit awards granted under our 2007 Equity Incentive Plan and 2011 Equity Incentive Plan are intended to be treated under current federal tax law as performance-based compensation exempt from limitation on deductibility. Although our Compensation Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forego deductibility when it believes it to be in our and our stockholders’ best interests .

In addition to considering the tax consequences, our Compensation Committee considers the accounting consequences of, including the impact of the FASB ASC Topic 718, in its decisions in determining the forms of different awards and generally attempts to keep the value of awards equivalent regardless of type.

Risk Assessment of Compensation Programs

The Compensation Committee considers potential risks when reviewing and approving compensation programs. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs available for our executive officers:

•

A Balanced Mix of Compensation Components – The target compensation mix for our executive officers is composed of salary, annual cash incentives and long-term equity incentives, representing a mix that is not overly weighted toward short-term cash incentives.

•

Multiple Performance Factors – Our incentive compensation plans use both company-wide metrics and individual performance, which encourage focus on the achievement of objectives for our overall benefit:

•

The executive incentive plans are dependent on multiple performance metrics including revenue and adjusted EBITDA, as well as individual goals related to specific strategic or operational objectives and the corporate metric portion of the incentive plan does not pay out unless certain financial metrics are met.

•	The long-term incentives are equity-based, with three and four year vesting to complement our annual cash based incentives.
•

Capped Incentive Awards – Awards under the executive incentive plans are generally capped at the sum of: (a) 200% of the target bonus attributable to company-wide metrics (with a maximum multiplier of 1.2), plus (b) 100% of the target bonus attributable to individual performance (with a maximum multiplier of 1.2).

•

Clawback Provision – The clawback provision provides our board with the authority to recoup past incentive compensation in the event of a material restatement of Immersion’s financial results due to fraud, intentional misconduct or gross negligence of the executive officer.

Additionally, our Compensation Committee considered an assessment of compensation-related risks for all of our employees. Based on this assessment and the factors noted above, our Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on us. In making this evaluation, our Compensation Committee reviewed the key design elements of our compensation programs in relation to industry “best practices” as presented by Compensia, as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and the board.

Conclusion

In evaluating the individual components of overall compensation for each of our executive officers, the Compensation Committee reviews not only the individual elements of compensation, but also total compensation. Through the compensation programs described above, a significant portion of the compensation awarded to our executive officers is contingent upon each individual’s and our performance. Our Compensation Committee remains committed to this philosophy of pay-for-performance and will continue to review executive compensation programs to ensure that the interests of our stockholders are served.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (or the Securities Act), or the Exchange Act except to the extent that we specifically incorporate it by reference into such filing.

We, the Compensation Committee of the board of directors of Immersion Corporation, have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Jack Saltich, Chairman

Anne DeGheest

David Sugishita

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Jack Saltich, Anne DeGheest, and David Sugishita were members of our Compensation Committee during the 2011 fiscal year. None of the individuals serving on our Compensation Committee were at any time during 2011, or at any other time, an officer or employee of us, nor did they have any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board or our Compensation Committee.

EXECUTIVE COMPENSATION TABLES

2011 Summary Compensation Table

The following table sets forth information concerning the compensation earned during the years ended December 31, 2011, 2010 and 2009 by our Chief Executive Officer, our former Chief Financial Officer, our former Chief Commercial Officer, and our other most highly compensated executive officer (collectively, referred to herein as our named executive officers). No other officer met the definition of named executive officer for 2011.

Name & Principal Position	Fiscal Year		Salary ($)		Bonus ($)		Stock Awards (5) ($)		Option Awards (5) ($)		Non-Equity Incentive Plan Compensation (6) ($)		All Other Compensation ($)			Total ($)

Victor Viegas	2011	$	341,923	$	-	$	184,201	$	167,712	$	248,089	$	-		$	941,925
Chief Executive Officer and Interim Chief Financial Officer (1)	2010		346,710		101		-		-		350,502		-			697,313
	2009		70,000		-		12,150		1,391,225		-		150,237	(7)		1,623,612

Shum Mukherjee	2011		282,039		-		44,069		51,603		-		151,973	(8)		529,684
Former Chief Financial Officer (2)	2010		180,735		101		-		591,180		112,318		-			884,334

Craig Vachon	2011		203,283		-		82,625		96,758		-		131,039	(9)		513,705
Former Chief Commercial Officer (3)	2010		236,684		101		149,063		172,797		171,619		-			730,264
	2009		223,896		-		-		138,650		66,844		9,000	(10)		438,390

Joseph LaValle	2011		200,000		-		55,088		64,502		106,533		23,969	(11)		450,092
Vice President, Sales (4)	2010		189,534		101		95,030		29,086		120,929		-			434,680

(1)

On October 21, 2009, Mr. Viegas was appointed Interim Chief Executive Officer, on April 18, 2010, he was named Chief Executive Officer, and on December 15, 2011, he was appointed Interim Chief Financial Officer.

(2)	Mr. Mukherjee was appointed Chief Financial Officer on May 6, 2010, and resigned from his position effective December 31, 2011.
(3)

Mr. Vachon was appointed Senior Vice President and General Manager of the Touch Line of Business effective January 12, 2009. He was named Chief Commercial Officer on October 1, 2010. Mr. Vachon resigned from his position effective September 28, 2011.

(4)	Mr. LaValle was appointed Vice President, Sales, Touch on August 3, 2009. He became Vice President, Sales on August 20, 2010.
(5)

The amounts in this column represent the aggregate grant date fair value of the awards, computed in accordance with FASB ASC Topic 718. See note 10 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of our assumptions in determining the FASB ASC Topic 718 values.

(6)

Consists of bonus awards under our executive incentive plans or commission awards under our variable compensation plan. See “Compensation Discussion and Analysis” for a description of our executive incentive plan.

(7)

Consists of severance payments of $132,692 and COBRA payments of $8,461 in 2009 pursuant to the Resignation Agreement and General Release of Claims dated April 24, 2008, between Mr. Viegas and us, and board of director fees of $8,516 earned by Mr. Viegas while he was a non-employee member of the board.

(8)	Consists of severance payments of $137,500 and COBRA payments of $14,473 in 2011 pursuant to a Retention and Ownership Change Event Agreement dated April 14, 2010, between Mr. Mukherjee and us.
(9)

Consists of severance payments of $121,095 and COBRA payments of $9,944 in 2011 pursuant to a Second Amended and Restated Retention and Ownership Agreement dated March 1, 2010 between Mr. Vachon and us.

(10)	Consists of travel and commuting reimbursement.
(11)

Consists of expenses related to temporary assignment in Taiwan including $2,850 related to obtaining a work permit and visa, $13,989 for paid housing and set-up allowance, $1,000 per month allowance for food and local travel when not on business, and $4,130 for spousal travel expenses.

2011 Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer during the year ended December 31, 2011:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All other Stock Awards: Number of Shares of Stock or Units (2) (#)	All Other Option Award Number of Securities Underlying Options (3) (#)		Exercise or Base Price of Option Awards ($/sh)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Victor Viegas		$112,000	$280,000	$604,800			$	-	$	-
	3/14/2011				27,867					184,201
	3/14/2011					43,333		6.61		167,712
Shum Mukherjee (4)					-
	3/14/2011				6,667					44,069
	3/14/2011					13,333		6.61		51,063
Craig Vachon (4)
	3/14/2011				12,500	-		-		82,625
	3/14/2011				-	25,000		6.61		96,758
Joe LaValle		42,000	120,000	244,800
	3/14/2011				8,334	-		-		55,088
	3/14/2011	-	-	-	-	16,666		6.61		64,502

(1)	These awards were made pursuant to the 2011 executive incentive plans for each of Mr. Viegas and Mr. LaValle. For a description of the criteria upon which the awards are determined, see “Compensation Discussion and Analysis” above.
(2)	These restricted stock units are long-term equity incentive awards granted pursuant to our 2011 Equity Incentive Plan. For more information related to these awards, including the vesting schedule, see “Compensation Discussion and Analysis” above.
(3)	These options are long-term equity incentive awards granted pursuant to our 2011 Equity Incentive Plan. For more information related to these awards, including the vesting schedule, see “Compensation Discussion and Analysis” above.
(4)	Although Mr. Mukherjee and Mr. Vachon had 2011 executive incentive plans similar to those of Mr. Viegas and Mr. LaValle, because they terminated employment prior to the end of 2011, they were not eligible for payment of bonuses under these plans.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

The following table sets forth information concerning the outstanding equity awards held as of December 31, 2011 by our named executive officers:

	Stock Option Grant Date	Option Awards (1)					Stock Awards (2)
		Number of Securities Underlying Unexercised Options			Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested (3) ($)
		Exerciseable (#)	Unexerciseable (#)
Victor Viegas	2/4/2004	200,000	—		7.00	2/4/2014	—	—
	6/5/2006	100,000	—		6.11	6/5/2016	—	—
	3/3/2008	9,583	417		8.61	3/3/2018	—	—
	3/4/2009	8,500	—		2.70	3/4/2019	—	—
	11/13/2009	325,000	275,000	(4)	3.85	11/13/2019	—	—
	3/14/2011	—	43,333		6.61	3/14/2021	—	—
	3/14/2011	—	—		—	—	27,867	144,351
Shum Mukherjee	6/14/2010	139,583	—		5.10	3/31/2012	—	—
	3/14/2011	6,666	—		6.61	3/31/2012	—	—
Joe LaValle	9/15/2009	28,875	20,625		4.16	9/15/2019	—	—
	4/1/2010	—	—		—	—	5,333	27,625
	4/1/2010	—	—		—	—	6,000	31,080
	9/15/2010	3,333	6,667		5.06	9/15/2020	—	—
	3/14/2011	—	16,666		6.61	3/14/2021	—	—
	3/14/2011	—	—		—	—	8,334	43,170

(1)	Except as otherwise indicated, options vest as to 25% of the shares on the one year anniversary of the grant date and the remaining vest at a monthly rate of one forty-eighth.
(2)	The restricted stock units vest in three equal installments on each of the first three anniversaries of the date of grant.
(3)	Based on the closing price of our common stock of $5.18 per share on The Nasdaq Global Market on December 30, 2011.
(4)	Option vests at a monthly rate of one forty-eighth.

Option Exercises and Stock Vested In 2011 Fiscal Year

The following table provides information concerning the exercise of stock options by and the vesting of restricted stock units issued to our named executive officers during the year ended December 31, 2011:

Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting (3)($)
Victor Viegas	290,000	$1,670,975	—	—
Shum Mukherjee	—	—	3,333	$17,265
Craig Vachon	—	—	8,889	$66,579
Joseph LaValle	—	—	5,667	$42,446

(1)	The total number of shares exercised is included above. As the shares were purchased and sold in the same day, the net shares received were 0.
(2)	Based on the difference between the market price of our common stock on the date of exercise and the exercise price of the stock option.

(3)	Calculated by multiplying the number of vested restricted stock units by the market value of our common stock on the vesting date.

Potential Payments upon Termination or Change in Control

We have entered into the following agreements with each of our named executive officers that provide for severance benefits, and for additional benefits in connection with our change in control:

Mr. Victor Viegas

Effective October 20, 2009, Mr. Viegas became our Interim Chief Executive Officer. In connection with his appointment, we entered into an employment agreement with Mr. Viegas pursuant to which he receives an annual base salary of $350,000 and is eligible to receive an annual bonus of up to 60% of his base salary.

If the employment of Mr. Viegas is terminated without “cause,” as defined in the agreement or he resigns for “constructive reason,” as defined in the agreement, he would be entitled to receive, as severance, a payment equal to 12 months of his base salary and health insurance premium payments for 12 months. In addition, Mr. Viegas will also be entitled to immediate vesting of 70% of his then unvested equity awards.

In the event that Mr. Viegas is terminated without cause or resigns for constructive reason within three months of, or within 1 year following, a “change of control,” as defined in the agreement, Mr. Viegas will be entitled to receive a lump sum severance payment equal to 12 months base salary and health insurance premium payments for 12 months. In addition, Mr. Viegas will also be entitled to immediate vesting of 70% of his then unvested equity awards held by him.

Payment of the foregoing benefits will be conditioned upon Mr. Viegas’ execution of a general release of claims.

Mr. Shum Mukherjee

We were party to a retention and ownership change event agreement with Mr. Mukherjee, which provided that in the event that his employment was terminated without cause, Mr. Mukherjee would be entitled to receive (i) a lump sum severance payment equal to 6 months base salary; (ii) payments of health insurance premiums for the earlier of 6 months or the date on which Mr. Mukherjee first becomes eligible to obtain other group health insurance coverage; and (iii) immediate vesting of 50% of his then unvested equity awards held by him. Payment of the foregoing benefits was conditioned upon Mr. Mukherjee’s execution of a general release of claims.

On December 15, 2011, Mr. Mukherjee, our Chief Financial Officer resigned from his employment effective December 31, 2011. In connection with Mr. Mukherjee’s resignation, we paid Mr. Mukherjee a severance payment in the amount of approximately $151,973, representing 6 months of his current monthly base salary. In addition, he is entitled to payment of COBRA premiums for 6 months.

Mr. Craig Vachon

We were party to a retention and ownership change event agreement with Mr. Vachon dated March 1, 2010. Pursuant to this agreement, in the event that Mr. Vachon’s employment was terminated without cause, Mr. Vachon was entitled to receive a lump sum severance payment equal to 6 months base salary and payments of health insurance premiums for the earlier of 6 months or the date on which Mr. Vachon first becomes eligible to obtain other group health insurance coverage.

Effective September 28, 2011, Mr. Vachon, resigned from his position as our Chief Commercial Officer. Pursuant to our retention and ownership change event agreement with Mr. Vachon, we paid Mr. Vachon a severance payment in the amount of approximately $121,095, representing 6 months of his current monthly base salary. In addition, he is entitled to payment of COBRA premiums for 6 months.

Mr. Joseph LaValle

We entered into a retention and ownership change event agreement with Mr. LaValle on September 3, 2010. This agreement provides for the payment of severance and health insurance premiums upon the occurrence of certain events. In the event that his employment is terminated without cause, Mr. LaValle will be entitled to receive a lump sum severance payment equal to 6 months base salary and payments of health insurance premiums for the earlier of 6 months or the date on which Mr. LaValle first becomes eligible to obtain other group health insurance coverage. In the event that Mr. LaValle’s employment is terminated without cause, or is terminated by him with good reason, in either case, in connection with an ownership change event of Immersion, then Mr. LaValle will also be entitled to receive (i) a lump sum severance payment equal to 12 months base salary; (ii) payments of health insurance premiums for the earlier of 12 months or the date on which Mr. LaValle first becomes eligible to obtain other group health insurance coverage; and (iii) immediate vesting of 50% of his unvested equity awards held by him. Payment of the foregoing benefits will be conditioned upon Mr. LaValle’s execution of a general release of claims.

The table below shows the potential value for each named executive officer employed by Immersion as of December 31, 2011 under various terminations of employment related scenarios, assuming that the triggering event for such value transfer occurred on December 31, 2011.

	Event
Named Executive Officer	Termination without cause or resignation for “good reason” or constructive reason	Termination without cause or resignation for “good reason” or constructive reason occurs due to a change in control
Victor Viegas
Severance	$350,000	$350,000
COBRA Benefits	26,316	26,316
Equity Acceleration	357,071	357,071
TOTAL	$733,387	$733,387

Joseph LaValle
Severance	$100,000	$200,000
COBRA Benefits	9,475	18,950
Equity Acceleration	0	61,857
TOTAL	$109,475	$280,807

Dollar amounts include potential severance payout, potential COBRA payments and potential equity award acceleration based on the fair market value on December 31, 2011 less the exercise price.

Additionally, as disclosed above, Mr. Mukherjee received approximately $151,973 upon his separation from us, effective December 31, 2011, and Mr. Vachon received approximately $131,039 upon his separation from us, effective September 28, 2011.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking the stockholders to ratify the Audit Committee’s engagement of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. In the event the stockholders fail to ratify the appointment, our Audit Committee will reconsider its engagement. Even if the engagement is ratified, our Audit Committee, in its discretion, may direct the engagement of a different independent registered public accounting firm at any time during the year if our Audit Committee feels that such a change would be in our and our stockholders’ best interest. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Deloitte & Touche LLP has been the independent registered public accounting firm that audits our financial statements since 1997. In accordance with standing policy, Deloitte & Touche LLP periodically changes the personnel who work on the audit.

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2011 and 2010 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

	2011	2010
Audit Fees (1)	$464,980	$843,109
Audit Related Fees (2)	-	-
Tax Fees (3)
Tax Compliance/Preparation	28,456	24,477
Other Tax Services	9,350	-

Total Tax Fees	$37,806	$24,477
All Other Fees (4)	-	-

Total Fees	$502,786	$867,586

(1) Audit fees consist of fees billed, or expected to be billed, for professional services rendered for the audits of our consolidated financial statements and the effectiveness of our internal controls over financial reporting, along with reviews of interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements, and attestation services.

(2) Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3) Tax fees consist of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for tax return preparation, claims for refunds, and tax payment planning services related to federal, state, and international taxes. Other tax services consist of fees billed for services including tax advice, tax strategy, and other miscellaneous tax consulting and planning. For the fiscal year ended December 31, 2010, our domestic tax returns were handled by Price Waterhouse Coopers LLP and for the fiscal year ended December 31, 2011, our domestic tax returns were handled by Armanino McKenna LLP.

(4) All other fees consist of fees for all other services other than those reported above. Our intent is to minimize services in this category.

Our Audit Committee has determined that all services performed by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP. In addition, since the effective date of the SEC rules stating that an independent public accounting firm is not independent of an audit client if the services it provides to the client are not appropriately approved, our Audit Committee has approved, and will continue to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. None of the services described above were approved by our Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

Our Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm, pursuant to which it may pre-approve certain audit fees, audit-related fees, tax fees, and fees for other services. Under the policy, our Audit Committee may also delegate authority to pre-approve certain specified audit or permissible non-audit services to one or more of its members. A member to whom pre-approval authority has been delegated must report his pre-approval decisions, if any, to our Audit Committee at its next meeting. Unless our Audit Committee determines otherwise, the term for any service pre-approved by a member to whom pre-approval authority has been delegated is twelve months.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the Securities and Exchange Commission, and is not to be deemed “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Immersion Corporation under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

Under the guidance of a written charter adopted by our board, the purpose of our Audit Committee is to retain an independent registered public accounting firm, to make such examinations as are necessary to monitor the corporate financial reporting of the internal and external audits and its subsidiaries, to provide to the board the results of its examinations and recommendations derived therefrom, to outline to the board the improvements made, or to be made, in internal accounting controls, and to provide the board such additional information and materials as it may deem necessary to make the board aware of significant financial matters that require the attention of the board.

Management is primarily responsible for the system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for expressing an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. Our Audit Committee is responsible for monitoring and overseeing these processes.

In this context and in connection with the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011, our Audit Committee:

•	reviewed and discussed the audited financial statements with management;

•

discussed with Deloitte & Touche LLP, with and without management present, the matters required to be discussed under the Statement of Auditing Standards No. 114, as amended, (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; discussed with the independent registered public accounting firm its independence; and concluded that the nonaudit services performed by Deloitte & Touche LLP are compatible with maintaining its independence; and

•

based on the foregoing reviews and discussions, recommended to the board that the audited financial statements be included in our 2011 Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC.

AUDIT COMMITTEE

David Sugishita, Chairman

John Fichthorn

Carl Schlachte

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our officers, directors, and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that, except as noted below, all filing requirements applicable to our officers, directors, and persons who beneficially own more than 10% of our common stock were complied with during the fiscal year ended December 31, 2011. A Form 4 for a purchase of 20,000 shares by Jack Saltich was filed late due to an administrative error.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2013 annual meeting of stockholders, the proposal must be received at our principal executive offices, addressed to the Corporate Secretary, not later than December 18, 2012. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the Annual Meeting so long as we receive notice of the proposal or director nomination as specified by our Bylaws, addressed to the Corporate Secretary at our principal executive offices, not later than December 18, 2012.

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain stockholders will receive only one copy of our Notice of Internet Availability of Proxy Materials and, if applicable, this Proxy Statement and the Annual Report and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to or wish to begin householding may notify our Investor Relations Department at (408) 467-1900 or Investor Relations, Immersion Corporation, 30 Rio Robles, San Jose, California 95134. Upon written or oral request, we will promptly send an individual copy of our Notice of Internet Availability of Proxy Materials and, if applicable, this Proxy Statement and the Annual Report and any additional proxy materials to any stockholder who revokes their consent to householding.

FISCAL YEAR 2011 ANNUAL REPORT AND SEC FILINGS

Our financial statements for the fiscal year ended December 31, 2011 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our Annual Report and this proxy statement are posted on our website at http://ir.immersion.com and are available from the SEC at its website at www.sec.gov. If you do not have access to the Internet or have not received a copy of our Annual Report, you may request a copy of it or any exhibits thereto without charge by writing to our Corporate Secretary, at Immersion Corporation, 30 Rio Robles, San Jose, CA 95134.

OTHER MATTERS

Our board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, our board intends that the persons named in the proxies will vote upon such matters in accordance with their discretion.

immersion.

IMPORTANT ANNUAL MEETING INFORMATION

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DESIGNATION (IF ANY)

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VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

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A Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1. Proposal to elect as directors Jack Saltich and Victor Viegas to serve for a three-year term as Class I directors.

For Withhold For Withhold +

01 - Jack Saltich 02 - Victor Viegas

B Issue — The Board of Directors recommends a vote FOR the following proposal.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. immersion.

Proxy — IMMERSION CORPORATION

ANNUAL MEETING OF STOCKHOLDERS to be held on June 1, 2012

This Proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of IMMERSION CORPORATION, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 17, 2012, and hereby appoints Victor Viegas and Francis Jose, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IMMERSION CORPORATION to be held on Friday, June 1, 2012, at 9:30 a.m., California time, at the Techmart Network Meeting Center, 5201 Great America Parkway, Santa Clara, California 95054, and for any adjournment or adjournments thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. Under Delaware law and the Company’s bylaws, no business shall be transacted at an annual meeting other than the matters stated in the accompanying Notice of Meeting, which matters are set forth on the reverse side. However, should any other matter or matters properly come before the Annual Meeting, or any adjournment or adjournments thereof, it is the intention of the proxy holders named above to vote the shares they represent upon such other matter or matters at their discretion.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR APPROVAL OF THE PROPOSAL TO ELECT TWO DIRECTORS AND FOR PROPOSAL 2 AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Please mark, sign, date and return the proxy card promptly, using the enclosed return-addressed postage-paid envelope.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE